Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of September 14, 2021 (the “Effective Date”), by and among Embraer Aircraft Holding, Inc. (the “Company”), together with its respective subsidiaries, and, on and after the Closing Date (as defined below), Newco (as defined below), the “Company Group”) Embraer S.A. (“Embraer”) solely with respect to Section 11 hereof, and Gerard J. DeMuro (“Executive” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, Embraer and Zanite Acquisition Corp. (“Zanite”) are in discussions with respect to a possible business combination (the “Business Combination”) whereby, among other things, EVE Urban Air Mobility Solutions, Inc. (“EVE”) would become a direct or indirect wholly-owned subsidiary of Zanite, Zanite would continue to be a public company with securities listed for trading in the public market, Parent would become a direct or indirect owner of a majority of Zanite’s outstanding equity securities and Zanite would change its name to EVE Urban Air Mobility Solutions Inc. (such post-Business Combination entity referred to herein as “Newco”);

WHEREAS, such business combination will be accomplished pursuant to a business combination agreement by and among Embraer, Zanite, EVE and other parties thereto (the “BCA”);

WHEREAS, in furtherance of the possible Business Combination, the Parties intend that Executive shall commence employment as the Co-Chief Executive Officer of EVE effective as of the date on which Zanite appoints a replacement member for its board of directors (the “Employment Commencement Date”) and to also serve as Co-CEO of Newco and a member of the Board of Directors of Newco (the “Newco Board”) upon completion of the Business Combination.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1. Term. Executive’s employment with the Company under the terms and conditions of this Agreement shall commence on the Employment Commencement Date and shall continue during an initial term until the second anniversary of the Employment Commencement Date (the “Initial Term”), provided that upon completion of the Business Combination, the Initial Term shall automatically be extended to the second anniversary of the effective date of the Business Combination (the “Closing Date”), and automatically renew for successive one-year terms thereafter (the “Subsequent Term” and together with the Initial Term, the “Term”), in each case, until terminated in accordance with the terms and conditions of Section 5 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time, subject to the notice provisions contained herein that may apply with respect to termination of employment.

2. Title; Services and Duties.

(a) During the Term, Executive shall be employed by the Company as EVE’s Co-Chief Executive Officer, and shall report to the Board of Directors of EVE (the “Board”), pursuant to the terms of this Agreement. Effective as of the Closing Date, Executive shall also serve as Co-CEO of Newco reporting to the Board of Directors of Newco.

(b) During the Term, Executive shall (i) be a full-time employee of the Company, or such other member of the Company Group as determined by the Board, (ii) have such duties, responsibilities and authority as set forth on Exhibit B hereto and as may reasonably be prescribed by the Board, consistent with Executive’s position as Co-Chief Executive Officer and (iii) devote all of Executive’s business time and best efforts to the performance of his duties to the Company Group and shall not engage in any other business, profession or occupation for compensation. Notwithstanding the foregoing, Executive may (x) serve as a director or advisor of non-profit organizations without approval of the Board and as director or advisor of for profit companies with the prior approval of the Board, which shall not be unreasonably withheld, (y) perform and participate in civic, charitable, educational, professional, community, industry affairs and other related activities, and (z) manage personal investments; provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of his duties hereunder and do not materially breach Section 6(c) hereof. For the avoidance of doubt, effective on or prior to the Employment Commencement Date, Executive shall resign his position as a member of the Zanite Board of Directors.

(c) The principal location of Executive’s employment with the Company shall be in Washington D.C., although Executive understands and agrees that any office location required by Executive in Washington D.C. shall be at Executive’s sole expense and that Executive may be required to travel from time to time for business reasons including regular travel to the Company’s headquarters in Melbourne, Florida.

3. Compensation.

(a) Base Salary. The Company Group shall pay Executive a base salary in an amount no less than $400,000 per annum (as in effect from time to time, the “Base Salary”) during the Term, payable in accordance the Company Group’s regular payroll practices as in effect from time to time. Executive will be eligible for Base Salary increases on the same terms and conditions as apply to the Company’s similarly situated executives.

(b) Long Term Incentive Award. On the Closing Date, Executive shall be granted a one-time equity or equity based award of up to 260,000 shares of common stock Newco, pursuant to a long-term incentive plan to be adopted by Newco pursuant to the BCA (the “Initial Grant”). Except as otherwise provided in Section 3(b)(i) below, the Initial Grant shall vest on the second anniversary of the Closing Date, subject, except as otherwise provided in Section 5 below, to Executive’s continued employment with the Company Group through such vesting date. The number of shares actually awarded to Executive in connection with the Initial Grant shall be calculated in the following manner:

(i) 100,000 fully-vested shares (the “Fully-Vested Shares”) shall be awarded to Executive on the Closing Date; provided, however, during the 24-month period following the Closing Date, Executive will retain all, and will not sell or transfer any, of such shares, that such shares may also be subject to the terms and conditions set forth in a lock-up agreement to be entered into between Newco and its directors and officers generally and, to the extent the lock-up agreement does not permit the sale of shares to cover taxes, Executive shall be permitted to remit a number of shares to Newco to satisfy any tax withholding obligations;

(ii) In the event the PIPE Raise exceeds $250,000,000, zero to 120,000 shares (the “PIPE Shares”) shall be awarded to Executive on the Closing Date (the amount of shares actually issued shall be based on a linear sliding scale between $250,000,000 and $400,000,000, such that 4,000 shares will be issued for each $5,000,000 and fraction thereof by which the PIPE Raise exceeds $250,000,000);

(iii) Up to 20,000 shares (the “Operating Model Shares”) shall be issued to Executive on the Closing Date based on the Executive’s collaboration with the EVE team on the Company’s operating model, as determined by the Compensation Committee or the Board (to the extent a compensation committee has not been formed); and

(iv) Up to 20,000 shares (the “Personnel Shares”) shall be issued to Executive on the Closing Date based on the Executive’s recruitment of the Board and select key management positions, as determined by the Compensation Committee or the Board (to the extent a compensation committee has not been formed).

For purposes of this Agreement, “PIPE Raise” shall mean the amount of cash invested in the Company, Zanite or Newco after the Employment Commencement Date and on or prior to the Closing Date, excluding any cash contributions from Embraer (or its affiliates) or from Zanite (or its affiliates), but including cash investments from any strategic investors, PIPE investors and other investors.

(c) Performance-Based Equity Award. On the Closing Date, the Executive shall also be granted a one-time equity or equity based award of 200,000 shares of Newco common stock (the “Performance-Based Grant”). Shares earned under the Performance-Based Grant shall vest on the second anniversary of the Closing Date subject, except as provided in Section 5 below, to Executive’s continued employment with the Company through such vesting date. The number of shares earned in connection with the Performance-Based Grant shall be based on the achievement of certain performance criteria and calculated in the following manner:

(i) Up to 100,000 shares (the “First Year Shares”) shall be earned on the first anniversary of the Closing Date based upon performance against organizational targets as mutually agreed by Executive and the Compensation Committee or the Board (to the extent a Compensation Committee has not been formed), and any of the 100,000 shares not earned as of the first anniversary shall be forfeited; and

(ii) Up to 100,000 shares (the “Second Year Shares”) shall be earned on the second anniversary of the Closing Date based upon performance against organizational targets as mutually agreed by Executive and the Compensation Committee or to the Board (to the extent a Compensation Committee has not been formed), and any of such 100,000 shares that are not earned as of the second anniversary shall be forfeited.

4. Employee Benefits.

(a) Employee Benefits and Perquisites. During the Term, Executive shall be eligible to participate in all benefit plans made available by the Company Group to its senior executives generally. Such benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as in effect from time to time. Nothing in this Section 4(a), however, shall require the Company or any member of the Company Group to maintain any benefit plan or provide any type or level of benefits to its current employees, including Executive.

(b) Paid Vacation. During the Term, Executive shall be entitled to not less than four weeks of paid vacation per calendar year (pro-rated for the calendar year in which the Employment Commencement Date occurs) in accordance with the terms and conditions of the Company’s vacation policies as in effect from time to time.

(c) Reimbursement of Business Expenses. The Company Group shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt. The Company Group shall pay or reimburse Executive for Executive’s costs and expenses in connection with the review, negotiation and execution of this Agreement and any agreements related hereto up to a maximum of $50,000.

(d) Indemnification and Insurance. The Company Group will indemnify Executive (including advancement of expenses in connection therewith) and hold Executive harmless in accordance with, and subject to, the terms of each Company Group member’s organizational documents. The Company Group will also cover Executive under the Company Group’s directors’ and officers’ liability insurance policies, on the same terms and conditions it covers any of its similarly situated officers and/or directors. Executive’s rights under this Section 4(d) shall not be exclusive and shall be in addition to any other rights and insurance coverage to which the Executive may be entitled under (i) applicable law or (ii) any other agreement, including the BCA.

5. Termination of Employment. Executive’s employment shall be terminated at the earliest to occur of the following: (i) the date on which the Company Group provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which Executive’s employment is terminated for “Cause” (as defined below); (iv) the date which is 30 days following the date on which the Company Group provides notice to Executive of termination without Cause; (v) the date which is 30 days following the date on which Executive provides notice to the Company of his voluntary resignation other than for Good Reason (as defined below); or (vi) the date on which Executive’s employment terminates due to his resignation for Good Reason.

(a) For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If during the Term Executive’s employment with the Company Group is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) reimbursement for any expenses properly incurred prior to the date of termination and reported by Executive in accordance with Section 4(c) hereof, payable on the Company Group’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; and (iii) vested employee benefits, if any, to which Executive may be entitled under the Company Group’s employee benefit plans described in Section 4(a) and Section 4(b) as of the date of termination, payable as provided in such employee benefit plans (collectively, the “Accrued Rights”). Notwithstanding the foregoing, if employment termination is due to death or Disability and Executive (or his estate, as applicable) executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), Executive (or his estate, as applicable) shall be entitled to receive, (x) if such termination occurs after the equity awards have been granted and prior to vesting of the equity awards in accordance with Sections 3(b) and (c), accelerated vesting to the Severance Payment Date (or if earlier, the vesting date of the awards described in Sections 3(b) and 3(c)) of (A) all shares granted under the Initial Grant, and (B) all shares granted under the Performance-Based Grant, provided, however, that if such termination occurs after the first anniversary of the Closing Date, the number of Performance-Based Shares that vest shall be equal to, provided that such Initial Grant shall be fully vested, the number of First-Year Shares that were earned as of such first anniversary plus the number of Second-Year Shares (such total number of shares determined under clause (A) and (B) the “Acceleration Shares”) and (y) in the event that such termination occurs prior to the date on which such equity awards are granted and the Closing Date subsequently occurs, the Initial Grant will be made to Executive not later than the time it would otherwise be made under Section 3(b) above had Executive’s employment with the Company continued through such date.

(b) Termination by the Company without Cause or Resignation for Good Reason. If during the Term Executive’s employment is terminated by the Company Group without Cause or Executive resigns his employment for Good Reason, then Executive shall be entitled to receive the Accrued Rights, and if (i) Executive executes a Release and the applicable revocation period with respect to the Release expires within 30 days (or such longer period as required by law) following the date of termination and (ii) Executive does not materially breach the restrictive covenants set forth in Section 6 hereof, then Executive shall receive the following:

(i) An amount in cash equal to one times Executive’s Base Salary, as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason) which amount shall be paid to Executive on the first regularly scheduled payroll date of the Company Group that occurs on or following the 60th day after the date of termination (the “Severance Payment Date”);

(ii) Provided that Executive timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the 12 calendar months immediately following the end of the calendar month in which the date of termination occurs, the Company shall pay a portion of the premiums so that Executive’s cost for coverage is commensurate with active employees; provided, that, if the Company determines that such payments would cause adverse tax consequences to the Company or Executive or otherwise not be permitted under the Company Group’s health and welfare plans or under law, the Company shall instead provide Executive with monthly cash payments during such 12 month period in an amount equal to the amount of the Company’s monthly contributions referenced above; provided, further, that such contributions shall cease to be effective as of the date that Executive obtains health and welfare benefits from a subsequent employer; and

(iii) if such termination occurs (A) prior to the date on which such equity awards are granted and the Closing Date subsequently occurs, the Initial Grant will be made to Executive not later than the time it would otherwise be made under Section 3(b) above had Executive’s employment with the Company continued through such date provided that such Initial Grant shall be fully vested, or (B) if such termination occurs after the equity awards have been granted and prior to vesting of the equity awards in accordance with Section 3(b) and 3(c), accelerated vesting of the Acceleration Shares (determined and vesting as described in Section 5(a)).

(c) Definitions. For purposes of this Agreement:

(i) “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise provided that following the Closing Date no direct or indirect shareholder of Newco (including Embraer and the Company) shall be considered to be an Affiliate of Newco or its Subsidiaries.

(ii) “Cause” means (in each case, other than due to death or Disability): Executive’s (A) conviction of, or pleading nolo contendere to, a felony, (B) conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement or moral turpitude (it being understood that de minimis personal use or taking of office equipment, supplies and similar resources shall not constitute theft or embezzlement); (C) commission of any act involving dishonesty fraud, misrepresentation, or breach of trust, in each case that causes or is reasonably expected to result in a material injury to the Company Group; or (D) willful misconduct or gross negligence in connection with, or failure or refusal to perform, following lawful instruction by the Board or Newco Board, Executive’s duties and obligations as an employee, including confidentiality and code of conduct obligations. “Cause” and the applicability of the foregoing definition shall be determined in good faith in the sole discretion of the Board. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Cause unless (1) the Company provides notice to Executive of the existence of the condition giving rise to Cause within 30 days following the Company’s knowledge of its existence and (2) if curable, Executive fails to cure such condition within 30 days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate for Cause.

(iii) “Disability” means Executive becoming physically or mentally incapacitated and therefore unable for a period of 45 consecutive working days or 75 working days in any six (6) month period to perform the duties hereunder, with or without reasonable accommodations, as determined by the Board in its sole discretion. If possible, the Company will engage in an interactive process with Executive to determine whether Executive can perform the duties hereunder with reasonable accommodations.

(iv) “Good Reason” means, in each case without Executive’s prior written consent, (A) a diminution in Executive’s Base Salary from the amounts described in Section 3(a); (B) a material diminution in Executive’s duties, responsibilities authority or an adverse change in Executive’s title or role; (C) a requirement that Executive report to anyone other than as provided in Section 2(a); (D) a material breach by the Company or any member of the Company Group of this Agreement or any other agreement between the Company or any member of the Company Group with Executive (including, for the avoidance of doubt, any failure to grant the equity awards consistent with the terms set forth in this Agreement); or (E) the BCA has not been executed within 180 days of the Employment Commencement Date. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within 60 days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within 30 days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate with Good Reason.

(v) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6. Restrictive Covenants.

(a) Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive shall acquire access to and become acquainted with information about the Company Group that is non-public, confidential or proprietary in nature. Executive acknowledges that the EVE is engaged throughout the world in a highly competitive business and the success of the EVE in the marketplace depends upon its goodwill and reputation, and that Executive has developed and shall continue to develop such goodwill and reputation through substantial investment by the EVE. Executive agrees and acknowledges that reasonable limits on Executive’s ability to engage in activities competitive with the EVE are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the EVE, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the EVE at a competitive disadvantage. Executive further agrees that Executive’s obligations under this Section 6 are reasonable and shall be absolute and unconditional.

(b) Confidential Information. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive shall hold in a fiduciary capacity for the benefit of the Company Group all non-public information, matters and materials of the Company Group, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs, and information as to customers or other third parties (collectively, the “Confidential Information”), in each case to which Executive has had or may have access and shall not, subject to Section 6(h), below, directly or indirectly, use or disclose such Confidential Information to any Person other than (i) to the extent required or deemed advisable by Executive in good faith in the course of Executive’s employment or as otherwise expressly required in connection with court process or requested by a governmental or regulatory body, (ii) as may be permitted pursuant to Section 6(h) or (iii) to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company Group), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company Group), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such Confidential Information confidential. Notwithstanding the foregoing, “Confidential Information” shall not include any information which is in the public or industry domain during Executive’s employment or becomes publicly known or made generally available at any time through no wrongful act of Executive. For the avoidance of doubt, information regarding EVE’s clients obtained by Executive prior to the Employment Commencement Date, and his knowledge of methods, processes, techniques and best practices in general use in the private markets industry (collectively, “Existing and General Information”) shall not constitute “Confidential Information” or trade secrets of EVE for any purpose under this Agreement or applicable law. Upon the termination of Executive’s employment for any reason or upon the request of the Company at any time, Executive shall deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company Group or (y) contain or reflect any Confidential Information concerning the Company Group; provided, that Executive may retain personal and business contact information and records relating to Executive’s compensation. To the extent such documents, papers and records are stored or maintained on any personal computer, email, cloud account, or other storage device and cannot be returned to the Company in their entirety, Executive agrees to permanently delete such materials upon the instruction of the Company.

(c) Non-Competition and Non-Solicitation. During Executive’s employment and for a period of 12 months after Executive’s employment ends for any reason, Executive will not, whether for Executive’s own account or for any other Person, directly or indirectly, with or without compensation:

(i) Own, operate, manage, or control, serve as an officer, director, partner, employee, agent, consultant, advisor or developer or in any similar capacity to, or have any financial interest in, or aid or assist anyone else in the conduct of any Competitive Business. For purposes of this Agreement, “Competitive Business” means any Person which engages, or is preparing to engage, in the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment, delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market; or (ii) any product line of or service offered by the Company or any member of the Company Group with respect to which Executive had direct or indirect involvement, or about which Executive received or had access to Confidential Information, in each case, anywhere in the world;

(ii) Solicit, divert, take away or attempt to solicit, divert or take away any of the customers, prospective customers or suppliers or any other business contacts of the Company or any member of the Company Group with whom Executive first had direct or indirect contact, or about whom Executive received or had access to Confidential Information, during Executive’s employment with the Company Group; or

(iii) Solicit, retain, knowingly hire, knowingly offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company or any member of the Company Group who was employed, engaged or recruited within the last 12 months of Executive’s employment with the Company Group to discontinue his relationship with the Company Group.

Non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6. Notwithstanding the foregoing, nothing in Section 6(c) will prohibit Executive from (i) acquiring or passive ownership of not more than two percent (2%) of any class of securities of any company or (ii) being employed by, otherwise providing services to, or owning any interest in a Person that would otherwise be considered a Competitive Business, provided that Executive’s employment with or other service to such Person is not related (other than in immaterial respects) to the business of such Person that is a Competitive Business (it being understood that Executive shall be required to provide the Company Group with reasonable details of such position, including with respect to duties and responsibilities).

(d) Intellectual Property. All copyrights, trademarks, trade names, servicemarks, patents, trade secrets, ideas (whether or not protectible under trade secret laws), inventions, concepts, processes, methods, techniques and other intangible or intellectual property rights that are invented, conceived, developed, created, enhanced or reduced to practice by Executive (whether solely or jointly with others) during Executive’s employment with the Company Group (whether prior to or after the Effective Date) (“Company Inventions”) shall be the sole property of EVE. Executive hereby irrevocably assigns to EVE all of Executive’s right, title and interest in and to the Company Inventions and waives any right or interest that Executive may otherwise have in respect of any Company Inventions. Executive shall promptly disclose and describe to the Company Group all Company Inventions. Upon request of the Company Group, Executive shall execute, acknowledge and deliver any assignment or other instrument or document reasonably necessary or appropriate to give effect to this Section 6(d) and do all other acts and things reasonably necessary, at the Company Group’s expense, to enable the Company or its applicable Affiliate, as the case may be, to exploit the same or to obtain or perfect their rights with respect thereto.

(e) Compliance with Obligations. Executive represents and covenants that (i) Executive has made the Company Group aware of any contract or other arrangement with any present or past employer that restricts Executive’s ability to be employed by and/or solicit clients, investors, employees or other third parties on behalf of the Company Group; (ii) Executive has not disclosed to the Company Group any information with respect to which Executive owes any obligation of confidentiality or non-use to any present or past employer or other third party; (iii) Executive has fully complied with Executive’s contractual and common law obligations to all present and past employers and persons to whom Employee has provided services; and (iv) Executive’s execution of this Agreement and employment by the Company Group does not require Executive to violate, and Executive has not violated and will not violate, any such obligation. Executive represents and covenants that Employee will be bound by and comply with the policies, procedures and practices of the Company Group in effect from time to time during Executive’s employment with the Company Group.

(f) Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company Group, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as shall render such restrictions valid and enforceable.

(g) Remedies for Breach. The Parties agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company Group shall suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company shall, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction in aid of arbitration (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

(h) Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company Group shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7. Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder incurred prior to such assignment. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign any of its rights hereunder, in whole or in part, to (i) any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization or (ii) to EVE on or prior to the Closing Date or (iii) to Newco on or following the Closing Date.

8. Arbitration.

(a) Except as otherwise set forth in Section 6 of this Agreement, the Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes shall be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Comprehensive Arbitration Rules & Procedures then in effect, available at www.jamsadr.com (the “JAMS Rules”).

(b) Any arbitration proceeding brought under this Agreement shall be conducted in Melbourne, Florida, or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules. The Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS, except that Executive shall pay any filing fees associated with any arbitration that Executive initiatives (but only so much of the filing fees as Executive would have instead paid, had Executive filed a complaint in a court of law). Each party to any Dispute shall pay its own expenses, including attorneys’ fees; provided, that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(c) Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(d) It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

______ By initialing here, Executive acknowledges he or she has read this paragraph and agrees with the arbitration provision herein.

9. General.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

To the Company:

To Executive:

At the address shown in the Company’s personnel records.

(b) Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

(c) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d) Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule.

(f) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.

(g) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(i) Withholding. All compensation payable to Executive pursuant to this Agreement shall be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(j) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company Group within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company Group during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(k) 280G Payments. In the event that any payment or benefit received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced (in a manner complying with Code Section 409A), but only to the extent that Executive would retain a greater amount on an after-tax basis than Executive would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive will be $1 less than the maximum amount which Executive may receive without becoming subject to the Excise Tax.

(l) No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company Group under this Agreement or otherwise. Further, no payment or benefit provided for in this Agreement or elsewhere shall be reduced by any compensation earned by Executive as the result of employment by another employer.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10. Executive Representation and Acceptance. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer (other than as a board member of Zanite) and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

11. Effect of Proposed Business Combination. It is the intent of the Parties to complete the possible Business Combination and for Executive to serve as Co-CEO of Newco. As a result, the Parties shall take actions consistent with this intent including, but not limited to, Embraer causing the BCA to provide, or to cause Newco to provide, that Newco shall assume and fully perform this Agreement.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

Embraer Aircraft Holding, Inc.

By:	/s/ Carlos Alberto Griner
Name: Carlos Alberto Griner
Title: Attorney-in-fact
Date: 9/14/2021

Solely with respect to Section 11:

Embraer S.A.

By:	/s/ Victor Pazzini Costa
Name: Victor Pazzini Costa
Title: Attorney-in-fact
Date: 9/14/2021

EXECUTIVE

/s/ Gerard J. DeMuro
Gerard J. DeMuro
Date: 9/14/2021

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

[Intentionally omitted]

Exhibit B

[Intentionally omitted]